Exhibit 99.1

                 Kerr-McGee and Oryx Stockholders Approve Merger

     OKLAHOMA CITY (Feb. 26, 1999) - The stockholders of Kerr-McGee Corp. (NYSE:
KMG) and Oryx Energy Co. (NYSE: ORX) today approved the merger of the two companies during special meetings of the stockholders. Legal documents will be filed immediately in Delaware, where both companies are incorporated, to finalize the merger transaction.
     "This merger creates America's fourth-largest independent oil and gas exploration and production company, complemented by a world-class titanium dioxide pigment operation," said Luke R. Corbett, chief executive officer of the company. "Immediately after announcing the merger last October, we appointed transition teams to develop a strategic plan and organizational structure that will take advantage of our assets and experienced workforce to ensure our success. We are in position to realize pretax cost savings in excess of $100 million annually."
     "One of the major advantages of this merger is the financial strength we will have to pursue opportunities worldwide and enhance stockholder value," said Robert L. Keiser, chairman of the company. "With the expertise of our personnel and our exploration and exploitation opportunities, we will continue to grow the company."
     The combined company has proven reserves of nearly 1 billion barrels of oil equivalent, production of approximately 285,000 barrels of oil equivalent per day, assets of $5.6 billion, and will generate more than $900 million in discretionary cash flow per year.
     The company will retain the name Kerr-McGee Corp. and maintain its headquarters in Oklahoma City. Kerr-McGee Oil & Gas Corp., a wholly owned subsidiary of Kerr-McGee Corp., will remain headquartered in Houston. The Oryx corporate offices in Dallas will be closed, with only the domestic onshore offices remaining in Dallas.
     The company's United Kingdom operations are being consolidated in Aberdeen, at the current Oryx U.K. offices. Kerr-McGee's London and Aberdeen offices will be closed; however, the government and public affairs department and some tax staff members will remain in London.
     The merger will result in the reduction of approximately 40% of the combined oil and gas workforce. Following the merger, Kerr-McGee will have approximately 3,550 employees.
     The Kerr-McGee board of directors includes the nine Kerr-McGee board members and five new members from the former Oryx board.
     The issuance of Kerr-McGee stock in the merger will be made only by means of prospectus.
                                      # # #

(Forward-looking statements in this news release depend on certain events, risks and uncertainties that may be outside the company's control, such as the success of the oil and gas exploration and production program, acceptance of consumer products for which Kerr-McGee's chemical business supplies raw materials, general economic conditions and other risks discussed in the company's Form 10-K and other filings with the SEC. Actual results and developments may differ from those expressed or implied in this news release.)


CONTACT:          Debbie Schramm
                  (405) 270-2877



                           Combined Company Fact Sheet

  -  Market capitalization of approximately $4.5 billion
  -  Total assets of approximately $5.6 billion
  -  Worldwide proved reserves of nearly 1 BBOE
  -  Worldwide net production of approximately 285 MBOE/D
  -  Net undeveloped lease holdings of 16.6 million acres
  -  4th largest independent oil and gas producer
  -  3rd largest independent producer in the Gulf of Mexico
  -  Largest U.S. independent producer in the U.K. North Sea
  -  Largest independent holder of deepwater blocks in the Gulf of Mexico
  -  Kerr-McGee annual dividend of $1.80 per share

       1999 Production (MBOE/D)                              285
       Oil (MBO/D)                                           190
       Gas (MMCF/D)                                          580
       Net undeveloped acreage (M-Acres)                  16,573
       1999 Capital Budget ($MM)                            $545
       Net Debt ($MM)                                     $2,100

       1998 Proved Reserves (MMBOE): (1)
          North American Onshore                             278
          Gulf of Mexico                                     254
          U.K. North Sea                                     261
          Other International                                165
             Total                                           958

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       (1)         Reserves include equity share of Devon